EXHIBIT 99
Camco Financial Announces James E. Huston as Chairman and CEO
Cambridge, Ohio [Nasdaq: CAFI) — Camco Financial Corporation (Camco), acting through its Board of Directors, today announced the appointment of James E. Huston as Chairman, Chief Executive Officer and President of Camco and Advantage Bank effective immediately.
“The Board of Directors is very pleased that Jim Huston is taking on our top leadership positions,” stated Susan J. Insley, lead independent director. “He brings outstanding capabilities and valuable experience in the financial services industry. He is familiar with the challenges and opportunities facing the company and the industry, having served as a consultant to the Board and senior management on strategic financial and business planning and direction for the past four months.”
“I am excited to join the committed team at Camco Financial Corporation and Advantage Bank.’” said Mr. Huston. “I look forward to providing leadership and direction for our regional community bank that has served its customers throughout its markets for 136 years.”
Mr. Huston, a resident of Westerville, Ohio, served in senior executive capacities (including Chairman, President and Chief Executive Officer) of First Consumers National Bank, Portland, Oregon from 2001 to 2005. He served as Executive Vice President and Chief Financial Officer of Aames Financial Corporation, Los Angeles, California from 2000-2001. From 1992 — 2000, Mr. Huston was employed at Bank One Corporation, Columbus, Ohio where he served in a series of executive roles, including Senior Vice President, Chief Financial Officer, Bank One Consumer Financial Services from 1997 — 2000. His experience also includes executive and management positions at CRT, Inc., Columbus, Ohio and City Loan Bank & City Loan Financial Services, Lima, Ohio.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.
Additional information about Camco may be found on Camco’s web site:
www.advantagebank.com